Exhibit 99.1
Contact: Steve Martens
Vice President of Investor Relations
(630) 527-4344
MOLEX REPORTS RECORD REVENUE AND EARNINGS PER SHARE
INCREASES DIVIDEND BY 14.8%
Lisle, Ill., USA — October 26, 2010 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its fiscal 2011 first quarter ended September 30, 2010.

	Three Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,
USD millions, except per share data	2010	2010	2009

Net revenue	$897.7	$847.3	$674.0
Net income (loss)	75.1	39.8	(15.1)
Earnings (loss) per share	0.43	0.23	(0.09)
Revenue for the September 2010 quarter of $897.7 million exceeded the high end of the guidance provided on August 3, 2010 and increased 6% from the June 2010 quarter and 33% from the September 2009 quarter. The increase in local currency was 5% compared with the June 2010 quarter and 32% compared with the prior year. Orders for the quarter were $868.4 million, a decrease of 5% from the June 2010 quarter but an increase of 20% from the prior year quarter.
Net income for the September 2010 quarter was $75.1 million or $0.43 per share, compared with net income of $39.8 million or $0.23 per share, for the June 2010 quarter. Net income for the current quarter was impacted by investigative and legal costs related to unauthorized activities in Japan of $5.5 million ($3.5 million after-tax or $0.02 per share). In the June 2010 quarter, net income included a pretax restructuring charge of $26.5 million ($24.7 million after-tax or $0.14 per share) and investigative and legal costs related to unauthorized activities in Japan of $4.8 million ($3.0 million after-tax or $0.02 per share). The effective tax rate for the current quarter was 32.2%, which included a charge of $2.3 million or $0.01 per share for the reversal of estimated tax benefits resulting from the expiration of employee stock options and vesting of restricted stock at amounts less than recorded book value.
“Revenue and earnings per share reached all-time record levels in the September quarter and customer demand continued to be strong,” commented Martin P. Slark, Molex’s Chief Executive Officer. “Our growth has been further supported by new product launches and by our Focus Account program that continues to expand and diversify our customer base, bringing us new opportunities for growth. We have now exceeded pre-recession revenue and order levels and are seeing the benefits of our new cost structure. In view of the record revenue and profits along with a more efficient organization resulting from the restructuring, we are increasing our dividend by 14.8% effective with the payment in January, 2011.”

Other financial highlights for the quarter ended September 30, 2010:
•	Gross profit margin increased to 30.6%, compared with 29.9% in the June 2010 quarter and 28.4% in the September 2009 quarter, primarily due to higher absorption from increased production and lower supply chain costs, more than offsetting the impact of rising commodity costs and a weak US dollar.

•	SG&A expense decreased $1.6 million sequentially to $157.1 million, or a record low of 17.5% of revenue as compared with 18.7% in the June 2010 quarter and 21.6% in the September 2009 quarter. The decrease in SG&A is the result of our lower cost structure due to restructuring efforts and specific cost containment actions.

•	Capital expenditures were $71.2 million or 7.9% of revenue with investments concentrated on new products and capacity that has come on line to increase manufacturing output commensurate with customer demand.

•	Backlog was $445 million, a decrease of $27.6 million or 6% from the June 2010 quarter as new capacity enabled significant progress fulfilling customer backlog. The book-to-bill ratio was 0.97.
Unauthorized Activities in Japan
As previously disclosed, in April 2010 Molex launched an investigation into unauthorized activities in its Japanese subsidiary after it was learned that an individual had obtained unauthorized loans and entered into unauthorized trading in Molex Japan’s name. The Company retained outside legal counsel and they retained forensic accountants, to investigate the matter and that investigation has now been completed. On August 31, 2010, the bank which holds the unauthorized loans filed a complaint in Tokyo District Court requesting payment from Molex. On October 13, 2010, Molex filed a written answer requesting the court to dismiss the complaint. The Company intends to vigorously contest the enforceability of the outstanding unauthorized loans and any attempt by the lender to obtain payment from Molex.
Increase in Cash Dividend
The Board of Directors has approved an increase in the quarterly cash dividend to $0.175 per share, an increase of 14.8% from the previous cash dividend of $0.1525 per share. The increase is effective for the cash dividend payable on January 25, 2011 to shareholders of record on December 31, 2010, for each share of Common Stock (MOLX), Class A Common Stock (MOLXA) and Class B Common Stock, and will continue quarterly until further action by the Board.
Outlook
The Company has considered the modest slowing of orders in the current quarter and the continued uncertainty in the global electronics market in setting its guidance for the coming quarter. In consideration of these factors and assuming constant foreign currency rates and commodity prices, the Company estimates revenue in a range of $850 to $890 million for the December 2010 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.38 to $0.44, assuming an effective tax rate of 30%.
Earnings Conference Call Information
A conference call will be held on Tuesday, October 26, 2010 at 4:00 pm central time. Please dial (888) 873-4896 to participate in the call. International callers should dial (617) 213-8850. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 32809915. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central time at (888) 286-8010 or (617) 801-6888 / pass code 25960478.
Other Investor Events
December 7, 2010 — NASDAQ OMX 25th Investor Program in London

Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” “potential,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; the financial condition of our customers; labor cost increases; the challenges attendant to plant closings and restructurings, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, the outcome of legal proceedings and losses resulting from unauthorized activities in Molex Japan.
Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2010 which is incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 72-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 39 manufacturing locations in 16 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	June 30,
	2010	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$340,644	$376,352
Marketable securities	18,261	18,508
Accounts receivable, less allowances of $49,831 and $43,650 respectively	790,101	734,932
Inventories	546,808	469,369
Deferred income taxes	113,455	112,531
Other current assets	41,963	64,129

Total current assets	1,851,232	1,775,821
Property, plant and equipment, net	1,111,292	1,055,144
Goodwill	132,848	131,910
Non-current deferred income taxes	90,318	94,191
Other assets	181,831	179,512

Total assets	$3,367,521	$3,236,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$116,200	$110,070
Accounts payable	385,271	395,474
Accrued expenses:
Accrual for unauthorized activities in Japan	175,076	165,815
Income taxes payable	37,374	21,505
Other	214,599	219,832

Total current liabilities	928,520	912,696
Other non-current liabilities	18,672	19,869
Accrued pension and postretirement benefits	140,889	135,448
Long-term debt	171,907	183,434

Total liabilities	1,259,988	1,251,447

Commitments and contingencies

Total stockholders’ equity	2,107,533	1,985,131

Total liabilities and stockholders’ equity	$3,367,521	$3,236,578

Molex Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,
	2010	2009

Net revenue	$897,672	$674,033
Cost of sales	622,596	482,614

Gross profit	275,076	191,419

Selling, general and administrative	157,056	145,628
Restructuring costs and asset impairments	—	55,894
Unauthorized activities in Japan	5,542	5,554

Total operating expenses	162,598	207,076

Income (loss) from operations	112,478	(15,657)

Interest (expense) income, net	(1,335)	(1,000)
Other (expense) income	(351)	3,484

Total other (expense) income	(1,686)	2,484

Income (loss) before income taxes	110,792	(13,173)

Income taxes	35,688	1,963

Net income (loss)	$75,104	$(15,136)

Earnings (loss) per share:
Basic	$0.43	$(0.09)
Diluted	$0.43	$(0.09)

Dividends declared per share	$0.1525	$0.1525

Average common shares outstanding:
Basic	174,370	173,486
Diluted	175,156	173,486

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2010	2009

Operating activities:
Net income (loss)	$75,104	$(15,136)
Add non-cash items included in net income (loss):
Depreciation and amortization	59,108	60,589
Share-based compensation	5,149	7,092
Non-cash restructuring and other costs, net	—	13,191
Other non-cash items	8,634	6,625
Changes in assets and liabilities:
Accounts receivable	(29,343)	(72,586)
Inventories	(57,988)	1,482
Accounts payable	(24,876)	32,131
Other current assets and liabilities	27,886	39,092
Other assets and liabilities	(1,079)	(1,862)

Cash provided from operating activities	62,595	70,618

Investing activities:
Capital expenditures	(71,192)	(45,634)
Proceeds from sales of property, plant and equipment	643	3,192
Proceeds from sales or maturities of marketable securities	2,184	35,303
Purchases of marketable securities	(1,257)	(958)
Other investing activities	—	(355)

Cash used for investing activities	(69,622)	(8,452)

Financing activities:
Proceeds from revolving credit facility and short term loans	20,000	90,000
Payments on revolving credit facility	(10,000)	(40,000)
Proceeds from issuance of long-term debt	797	—
Payments of long-term debt	(24,840)	(196)
Cash dividends paid	(26,565)	(26,486)
Exercise of stock options	358	266
Other financing activities	(967)	(700)

Cash (used for) provided from financing activities	(41,217)	22,884

Effect of exchange rate changes on cash	12,536	11,242

Net (decrease) increase in cash and cash equivalents	(35,708)	96,292
Cash and cash equivalents, beginning of period	376,352	424,707

Cash and cash equivalents, end of period	$340,644	$520,999